Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2015 Omnibus Securities and Incentive Plan, as filed with the SEC, of our audit dated April 28, 2020, with respect to the balance sheets of Vivos, Inc. as of December 31, 2019 and 2018, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period then ended. Our report dated April 28, 2020, relating to those financial statements, includes an emphasis of matter paragraph relating to substantial doubt as to Vivos Inc.’s ability to continue as a going concern.

/s/ Fruci & Associates II, PLLC

Fruci & Associates II, PLLC
Spokane, Washington
December 21, 2020